UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): April 24, 2012

Compressco Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-35195	94-3450907
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

101 Park Avenue, Suite 1200
Oklahoma City, Oklahoma 73102
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (405) 677-0221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2012, Gary McBride notified the board of directors of Compressco Partners GP Inc., the general partner (“General Partner”) of Compressco Partners, L.P. (the “Partnership”), that he has resigned from his positions as Chief Financial Officer, Treasurer and Secretary of the General Partner.  Effective April 25, 2012, James P. Rounsavall was promoted from his current position as Controller of the General Partner to the position of Chief Financial Officer. To facilitate an orderly transition, Mr. McBride has agreed to continue his employment and remain available to provide assistance to the General Partner for a period up to October 5, 2012.

Mr. Rounsavall, age 47, has served as the Controller of the General Partner since July 2011 and has also served as the Controller of Compressco, Inc. since July 2011. From June 2008 until July 2011, Mr. Rounsavall served as the Controller and in various other roles for Mustang Engineering, a global provider of engineering and construction services supporting the oilfield, chemical, process and industrial industries. From March 2008 until June 2008, Mr. Rounsavall provided consulting services. From March 2006 until March 2008, Mr. Rounsavall served as Regional Vice President of Finance of Worley Parsons Corporation, a global provider of engineering and professional services. From 1998 until 2006, Mr. Rounsavall served in various roles with Halliburton Company ultimately serving as Controller, U.S. Western Area. Prior to that Mr. Rounsavall was with Weatherford Enterra and Ernst & Young. Mr. Rounsavall received a Bachelor of Accountancy from the University of Houston and a Bachelor of Science in Business Administration from the University of Arkansas. Mr. Rounsavall is a Certified Public Accountant.

In connection with Mr. Rounsavall’s appointment as Chief Financial Officer, the General Partner increased Mr. Rounsavall’s base salary from $180,000 to $195,000 and approved an increase in his target cash bonus opportunity from 20% to 25% of his base salary.

There are no understandings or arrangements between Mr. Rounsavall and any other person pursuant to which Mr. Rounsavall was appointed as an officer of the General Partner. Neither the Partnership nor the General Partner are aware of any transactions or existing relationships in which Mr. Rounsavall has an interest  requiring disclosure pursuant to Item 404 (a) of Regulation S-K.

Mr. Rounsavall may be indemnified by the General Partner pursuant to the Certificate of Incorporation and the Amended and Restated Bylaws of the General Partner and by the Partnership pursuant to the First Amended and Restated Agreement of Limited Partnership of the Partnership for actions associated with being an officer. It is anticipated that the Partnership will enter into an Indemnification Agreement with Mr. Rounsavall in the form the Partnership offers to its directors and executive officers, a copy of the form of the Indemnification Agreement having previously been filed by the Partnership.

In connection with his resignation, Mr. McBride and the General Partner entered into a Separation and Release Agreement (the “Separation Agreement”) pursuant to which Mr. McBride will receive, subject to the terms and conditions set forth therein: (i) payment of base salary through October 5, 2012, payable in accordance with the General Partner’s standard pay practices or in a single lump sum payment upon a termination of employment prior to October 5, 2012, (ii) continued health care coverage for Mr. McBride and his dependents through October 5, 2012 or the sooner termination of employment, (iii) an extension of the exercise period for all vested options previously awarded by TETRA Technologies, Inc. through March 15, 2013, effective upon the termination of his employment, and (iv) acceleration of the restricted units previously awarded by the Partnership, effective upon the termination of his employment.  The foregoing description of the Separation Agreement is a summary only and is qualified in its entirety by reference to the full text of the Separation Agreement which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

A copy of the press release announcing Mr. McBride’s resignation and Mr. Rounsavall’s appointment as Chief Financial Officer is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Separation and Release Agreement dated April 24, 2012 by and between Compressco Partners GP Inc. and Gary McBride.
99.1	Press Release, dated April 25, 2012, issued by Compressco Partners, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Compressco Partners, L.P.
By:	Compressco Partners GP Inc., its general partner
By:	/s/Ronald J. Foster
Ronald J. Foster
President
Date: April 25, 2012

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation and Release Agreement dated April 24, 2012 by and between Compressco Partners GP Inc. and Gary McBride.
99.1	Press Release, dated April 25, 2012, issued by Compressco Partners, L.P.